QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-152502 and 333-165981 and Form S-8 Nos. 333-47543, 333-53292, 333-75372, 333-75374, 333-138713, 333-147738 and 333-155540) of ImmunoGen, Inc. and in the related Prospectuses of our reports dated August 27, 2010, with respect to the consolidated financial statements and schedule of ImmunoGen, Inc. and the effectiveness of internal control over financial reporting of ImmunoGen, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 2010.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
August 27, 2010

QuickLinks

  EXHIBIT 23